Exhibit 99.1

July 18, 2022

PetMeds® Hires Christine Chambers as Chief Financial Officer

Seasoned executive brings a wealth of financial leadership to further accelerate the company’s digital transformation.

DELRAY BEACH, Fla. — PetMed Express, Inc. (NASDAQ: PETS), Your Trusted Pet Health Expert, announces the appointment of Christine Chambers as its Chief Financial Officer, effective on August 3, 2022.

Chambers is an experienced finance professional with extensive knowledge in the digital consumer space, most recently serving as Senior Vice President, CFO and Treasurer of Seattle-based RealNetworks. Prior to that, she was Vice President of Finance at Rosetta Stone. Chambers also has served as Deputy Director, Budget and Planning at the Bill & Melinda Gates Foundation. She earned an MBA from the University of Washington and a bachelor's degree in finance from Loughborough University, UK. She is an Associate Member of the Chartered Global Management Accountants (CGMA).

“We have made a lot of progress over the last several quarters to reinvigorate the iconic PetMeds business,” said Matt Hulett, President and CEO of PedMed Express. “We have invested in people, product, and strategy, including our foray into the pet telemedicine space. Our new leadership team has both digital transformation and scale experience, and the Board and I are thrilled to welcome Christine to the company. She is a seasoned finance professional with extensive experience in digital transformation in public and private companies. We have worked closely together for over 20 years, and I know first-hand that she has the turnaround chops and experience to help PetMeds into its next phase of growth.”

Chambers, who will report to Hulett, succeeds Bruce Rosenbloom, who will work with the company through a transitionary period for several months to ensure a smooth handoff. “The Board and I would like to thank Bruce for his myriad contributions to PetMeds through over 20 years of service to the company,” Hulett added.

“I am beyond happy and grateful for the opportunity to be working with Matt Hulett and the PetMeds team during this exciting period of growth and transformation,” Chambers said. “I look forward to adding to the company’s operational excellence in the realms of finance, budget, planning, governance, and more. And, of course, I am eager to help PetMeds provide the best products and services to millions of pet parents.”

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ABOUT PETMEDS

Founded in 1996, PetMed Express is Your Trusted Pet Health Expert, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and through its website at petmeds.com.

FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding PetMeds’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to PetMeds as of the date hereof, and PetMeds assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to PetMeds’ business are set forth in PetMeds’ Form 10-K for the fiscal year ended March 31, 2022, filed with the Securities and Exchange Commission.

MEDIA CONTACT

Mary Eva Tredway

Butin PR

maryeva@butinpr.com